EXHIBIT 99.6

IMPORTANT INSTRUCTIONS—PLEASE READ

You have been sent this package of materials in connection with a proposed transaction pursuant to which Gold Kist will convert from a cooperative marketing association to a for profit corporation. Although as a former member of Gold Kist, you are not entitled to vote at this special meeting, you should read the enclosed disclosure statement-prospectus carefully, since it describes transactions that affect your rights.

We encourage you to:

1. Read the enclosed disclosure statement-prospectus carefully. It contains important details about the conversion and related transactions.

2. If you want to request that Gold Kist redeem all or a portion of your nonqualified patronage equity for cash prior to the conversion, complete, sign and date the GREEN redemption request card.

3. Complete, sign and date the BLUE taxpayer identification card.

4. Return your redemption request form and taxpayer identification form to the inspector of elections using the enclosed envelope.

If after reading the enclosed disclosure statement-prospectus, you have questions or require additional information, you should contact:

Gold Kist Inc.

244 Perimeter Center Parkway, N.E.

Atlanta, Georgia 30346

(770) 393-5359

Attn: A. Wayne Lord, Vice President—Corporate Relations